                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           Arlington Hospitality, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Committee to Enhance Shareholder Value
-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, of other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1)     Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

       2)     Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

       4)     Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

       5)     Total fee paid:

          ----------------------------------------------------------------------


[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)     Amount Previously Paid:

          ----------------------------------------------------------------------

       2)     Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

       3)     Filing Party:

          ----------------------------------------------------------------------

       4)     Date Filed:
          ----------------------------------------------------------------------

                          -----------------------------

                                 PROXY STATEMENT

                              Dated July ___, 2002

                    Of Committee to Enhance Shareholder Value
                 in Opposition to Two Management Nominees to the
                              Board of Directors of
                           Arlington Hospitality, Inc.
                                 for Use at the
                        Annual Meeting of Stockholders of
                           Arlington Hospitality, Inc.
                                   to be Held
                                 August 15, 2002

                         ------------------------------



         This proxy statement is furnished to the holders of shares of common stock, par value $0.005 per share, of Arlington Hospitality, Inc., a Delaware corporation ("AHI"), in connection with the solicitation of proxies by the Committee to Enhance Shareholder Value. The Committee to Enhance Shareholder Value is comprised of Charles B. Benenson, Richard A. D'Onofrio, Kenneth M. Fell and H. Andrew Torchia, and will be referred to in this proxy statement by "we" or "our," as the context requires, or as the "Committee." We are soliciting proxies for use at the annual meeting of stockholders to be held on August 15, 2002, at 10:30 a.m., at AHI's headquarters, 2355 South Arlington Heights Road, Suite 400, Arlington Heights, Illinois 60005, and any adjournment thereof. The close of business on July 1, 2002, has been fixed as the record date for determining stockholders entitled to receive notice of and to vote at the annual meeting. This proxy statement is first being furnished to stockholders on or about July ___, 2002.

         We beneficially own a total of 1,345,251 shares of AHI's issued and outstanding common stock. For the reasons described in detail below, we are soliciting proxies to elect Steven J. Belmonte and Kenneth M. Fell to AHI's board of directors, to serve as directors until their successors are duly elected and qualified.

                                   WHO WE ARE

         One of our members, Kenneth M. Fell, is also one of our nominees, and biographical information on Mr. Fell is contained under the caption "OUR NOMINEES" below. Information on our remaining members is set forth below.

         Charles B. Benenson is the General Manager of The Benenson Capital Company, a national real estate investment firm based in New York City.

     Richard A. D'Onofrio, a co-founder of AHI, is a business development consultant. He is also the secretary of Urban 2000 Corp., which is a business development, consulting and investment firm. Mr. D'onofrio has a 49% ownership interest in Urban 2000 Corp.

     H. Andrew Torchia, a co-founder of AHI, is the sole director, president and treasurer of Urban 2000 Corp. and an active partner in various partnerships and limited liability companies. Mr. Torchia has a 51% ownership in Urban 2000 Corp.

     On April 29, 2002, AHI exercised its option to purchase the interest of Urban Niles 1290 Corp., a subsidiary of Urban 2000 Corp., in a partnership for consideration of $131,864. The partnership holds a leasehold interest in a hotel. The price paid to Urban Niles 1290 Corp. was determined at the time the option was granted, which was approximately ten years before the purchase. The interest of Urban Niles 1290 Corp. in the partnership was purchased on the same terms and conditions as those of the other partners in the partnership.

     We have entered into a joint filing agreement under which we have agreed to jointly file and update reports required pursuant to Section 13(d) of the Securities Exchange Act of 1934. The Benenson Capital Company and Urban 2000 Corp. are also parties to this joint filing agreement. Additionally, each of our nominees has consented in writing to being named a nominee and to serve on AHI's board of directors if elected. Except as described in this paragraph, there are no contracts, arrangements, understandings or relationships, legal or otherwise, among the members of the Committee or their associates with respect to any securities of AHI, and no such contract, arrangement, understanding or relationship existed during the past year.

                        WHY YOU SHOULD ELECT OUR NOMINEES
                            TO THE BOARD OF DIRECTORS

                             It's Time for a Change

Deficiencies in AHI's Performance and Structure

     We believe it is time for a change at AHI because of the company's failings in several areas, but particularly in the areas of stock performance, maximizing shareholder value and corporate governance. These failings are discussed in more detail in the subsections that follow.

     Poor Stock Performance. Over the last several years AHI's stock has performed extremely poorly. This poor performance is illustrated by the following graph, which compares the yearly percentage change in the cumulative total shareholder return on AHI's common stock against the cumulative total return of the Nasdaq U.S. index and the Nasdaq Non-Financial index for the period beginning December 31, 1996 and ending December 31, 2001.

[GRAPH OMITTED]

Date                        12/31/96         12/31/97        12/31/98         12/31/99         12/31/00        12/31/01
Arlington
Hospitality, Inc.           100.000           92.459          61.304           54.249           50.249          33.607
Nasdaq US                   100.000          122.477         172.681          320.894          193.012         153.153
Nasdaq
Non-Financial               100.000          117.056         171.826          336.879          196.365         150.080

Assumes $100 invested on December 31, 1996 in the common stock of AHI and the Nasdaq Stock Market and the Nasdaq Non-Financial Stocks.

         Failure to Maximize Shareholder Value. We believe AHI has failed to develop a consistent strategy for maximizing shareholder value, which has resulted in its poor performance. Specifically, we believe AHI has failed to deploy its assets in a manner which maximizes the return on those assets, and to at least study alternatives to its present strategy. For example, it may be inefficient to continue operating a large portfolio of smaller hotels. We are not aware that the company has engaged in a detailed analysis of the costs of continuing to own and manage this type of portfolio. We believe such an analysis could result in a decision to sell a substantial number of AHI's hotels, which could allow it to realize a gain and devote its assets to more productive uses.

         We believe AHI's structure has prevented it from maximizing shareholder value. The company's substantial general and administrative expenses may include costs of personnel not essential to operations and which do not produce profits.

         In our view AHI has not developed a consistent strategy with regard to use of the company's cash. For example, we are not aware of the company's analyzing the desirability of either a consistent stock buy-back program or a quarterly dividend.

         We do not believe AHI has taken full advantage of an agreement it entered into with Cendant Corporation in September 2000. Under the agreement, AHI sold the franchising rights to the AmeriHost Inn and AmeriHost Inn & Suites brand names and received, in addition to cash consideration, the right to receive royalties from franchising fees for AmeriHost Inn hotels. In addition, the agreement provides AHI with incentives to expand the AmeriHost Inn and AmeriHost Inn & Suites brand names, in the form of a significant fee paid to AHI when one of its existing hotels is sold to a buyer who enters into an Amerihost Inn franchise agreement with Cendant, or when the company develops a new hotel which is sold to a franchisee of Cendant. This fee will apply to up to 370 hotels during the fifteen-year term of the agreement between AHI and Cendant. The incentive fee for new hotels is payable upon the sale to any Cendant franchisee; the franchise agreement which is signed does not need to be an AmeriHost Inn agreement.

         We do not believe that AHI's management has maximized the potential benefits to the company under the agreement with Cendant. In particular, we believe AHI has not taken advantage of the significant fees and royalties from the Cendant agreement by reducing its hotel inventory at a faster pace, and has not actively sought out third-party development transactions which would enable it to earn additional incentive fees.

         Poor Corporate Governance. Although AHI has made some strides in improving its corporate governance, we believe it needs to make further improvements in this area. For example, AHI has only three committees - an audit committee, a compensation committee, and a corporate governance committee. It does not have a committee with a function relating to strategy or the overall direction of the company which meets with management on a regular basis. In addition, its Chairman and Chief Executive Officer are the same person.

         Other Deficiencies in Structure or Performance. In addition to AHI's failure to maximize shareholder value, AHI has deficiencies in several other areas. For example, Michael P. Holtz, the company's President and Chief Executive Officer, is the only executive officer of the company capable of managing the company's operations. This creates concerns with regard to whether AHI has a senior executive with the ability to succeed Mr. Holtz. AHI also does not have a strong investor relations program.

What Our Nominees Expect to Accomplish

         If elected to AHI's board of directors, our nominees would seek to initiate changes to remedy the deficiencies described above. Specific plans which the nominees would propose for board consideration are described in the sections which follow.

         Maximizing Shareholder Value. If elected, our nominees would immediately seek a review by the board of directors of its overall strategic plan, including its asset deployment strategy. Specifically, our nominees would recommend that the board:

               . evaluate whether the costs of owning and managing a large portfolio of small, geographically dispersed hotels from one location is efficient.

               . if the evaluation above demonstrates that owning and managing such a large portfolio of hotels is not an efficient use of company assets, devise a plan for increasing the pace of the liquidation of hotels, which would have the effect of producing gains, eliminating operating losses, and generating cash as a result of the Cendant agreement;

               . consider outsourcing management for any hotels which AHI continues to own; and

               . consider reducing AHI's general and administrative expenses by outsourcing corporate overhead functions, such as accounting.

         In conjunction with the above measures, our nominees would recommend that the board of directors strongly consider steps designed to take full advantage of the agreement with Cendant. These steps would include taking advantage of the significant fees and royalties from the Cendant agreement by reducing the company's hotel inventory at a faster pace and actively seeking third-party development transactions enabling it to earn additional fees. These transactions would allow the company to generate cash flow without the risk of hotel ownership.

         Our nominees would propose that the board consider other measures to maximize the value to AHI of the relationship with Cendant. These could include:

               . hiring an individual to work closely with Cendant to uncover opportunities for additional developments and joint ventures, and to assist in the sales of franchises; and

               . seeking to develop larger hotels, and considering more conversions, to generate greater residual royalties and provide some protections against economic downturns.

         Our nominees intend to request that the board carefully consider whether AHI should change the means in which it utilizes its cash in order to provide a better return to shareholders, including the following alternatives:

               . a consistent stock buy-back program, with a possible expansion if cash flow increases; and

               .  declaration of a quarterly dividend.

         Corporate Governance. Our nominees, if elected, intend to immediately ask the board to expand the review which it has initiated into AHI's corporate governance practices, with a view to establishing standards which conform to the guidelines established by the California Public Employees' Retirement System, or "Calpers," and other relevant guidelines. In particular, our nominees would propose a structure under which the board establishes AHI's broad policies and has final approval over the company's strategic plan. Our nominees intend to propose that the company's CEO and Chairman not be the same person, and that the CEO be required to implement the strategic plan approved by the board and be held more accountable by the board for noncompliance with the plan.

         Our nominees intend to propose that, as part of its improved corporate governance structure, AHI maintain the following committees, and create a charter for each committee which clearly defines its functions:

               .  Compensation Committee;
               .  Audit Committee;
               .  Corporate Governance Committee;
               .  Management Committee;
               .  Asset Deployment Committee; and
               .  Shareholder Relations Committee.

The Compensation Committee, Corporate Governance Committee and Audit Committee are already in existence. We think it is especially important that AHI create a Management

Committee which formulates the overall strategy of the company and meets with management on a regular basis.

     Other Improvements. Our nominees intend to propose that AHI's board of directors require management to develop a second senior executive with responsibilities for managing the company's operations, in addition to the President and CEO. In addition, they will suggest that AHI take steps to improve its investor relations, including but not limited to sending a monthly letter to shareholders from the company's CEO which updates investors on the company's performance, and appointing a shareholder relations representative.

                                  OUR NOMINEES

     The following information about our director nominees has been furnished to us by the nominees, who have consented in writing to being named as nominees for election of directors and to serve as directors if elected. We have no reason to believe that either of our nominees will be disqualified or unable or unwilling to serve if elected. However, if either of our nominees is unable to serve or for good cause will not serve, proxies may be voted for another person nominated by us to fill the vacancy.

     Kenneth M. Fell. Mr. Fell has been the President and sole owner of KF, Inc., a financial derivatives trading corporation, since 1986. Mr. Fell has been an independent floor trader and member of various divisions of the Chicago Mercantile Exchange since 1983. Specifically, Mr. Fell has been a member of the Index and Options Market since 1983, the International Monetary Market since 1984, and the Growth and Emerging Market since 1995. Mr. Fell's business address is 30 S. Wacker Dr., Suite 1003, Chicago, Illinois 60606.

     Steven J. Belmonte. Mr. Belmonte has over 30 years of experience in many facets of the hotel industry, including high-level management experience. From April 2002 to the present, Mr. Belmonte has been President and Chief Executive Officer of Hospitality Solutions, L.L.C., a consulting firm for the hospitality industry focusing on hotels. From 1991 to April 2002, Mr. Belmonte was the President and Chief Executive Officer of Ramada Franchise Systems, Inc. and Executive Vice President of the Hotel Division of Cendant Corporation. During his tenure as President and CEO of Ramada Franchise Systems, Ramada experienced growth in market share, brand awareness, call volume, reservation room nights, revenue per available room and other areas. From 1983 to 1991, Mr. Belmonte was the President and Chief Executive Officer of Equity Hotel Corporation, and in this position was responsible for directing hotel operations for up to 32 properties in fourteen states.

     Mr. Fell beneficially owns 490,700 shares of AHI's common stock, and Mr. Belmonte beneficially owns 9,200 shares of AHI's common stock. See "SHAREHOLDER OWNERSHIP OF COMMITTEE MEMBERS AND NOMINEES." Other than as set forth in this proxy statement, including Exhibit A to the statement, neither of the nominees:

     . beneficially owns any of AHI's securities;

     . is the holder of record, but not beneficial owner, of any of AHI's securities;

     . has purchased or sold any of AHI's securities within the past two years;

     . has incurred debt for the purpose of acquiring or holding any of AHI's securities;

     . is or has been a party to any contract, arrangement or understanding with any person with respect to any securities of AHI within the past year;

     . has been indebted to AHI or any of its subsidiaries since the beginning of AHI's last fiscal year; or

     . has any arrangement or understanding with respect to any future transactions to which AHI or any of its affiliates will be a party. In addition, neither of the nominees has had or is to have a direct or indirect material interest in any transaction with AHI since the beginning of AHI's last fiscal year, or any proposed transaction, to which AHI or any of its affiliates was or is a party.

     None of the organizations in which our nominees have conducted their principal occupation or employment is a parent, subsidiary or other affiliate of AHI, and neither nominee holds any position or office with AHI. Neither nominee has any family relationship with any executive officer or director of AHI, and neither has been involved in any legal proceedings of the type required to be disclosed by the rules governing this solicitation.

                                 OTHER PROPOSALS

     Other than the election of directors, we are not aware of any proposals to be brought before the AHI 2002 Annual Meeting. Should other proposals be brought before the annual meeting, the persons named as proxies in the enclosed GREEN proxy card will vote on these matters in their discretion.

             BENEFICIAL OWNERSHIP OF COMMITTEE MEMBERS and nominees

     The following table sets forth information regarding the beneficial ownership of shares of AHI's common stock as of July 1, 2002 by each of our members and each of our nominees. As of July 1, 2002, AHI had 4,958,056 shares of common stock outstanding.

     For purposes of the following table, a person is deemed to be the beneficial owner of securities that can be acquired by the person within 60 days from July 1, 2002 upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by the person, but not those held by any other person, and which are exercisable within 60 days from July 1, 2002, have been exercised.

                              Beneficial Ownership

                               Shares Beneficially
                                   owned as of
Name                              July 1, 2002.          Percent Beneficially Owned
----                           -------------------       --------------------------
H. Andrew Torchia                426,032 (1)                     8.34%
Richard A. Donofrio              338,519 (2)                     6.63%
Kenneth M. Fell                  490,700(3)                      9.90%
Charles B. Benenson              90,000(4)                       1.82%
Steven J. Belmonte               9,200                            *

-------------------------
* Less than 1 percent of AHI's outstanding shares.
(1) Includes 65,543 shares owned directly, 150,000 shares issuable upon the exercise of options held by Mr. Torchia, 11,400 shares of common stock indirectly owned through Urban Defined Benefit Plan, 3,500 shares owned through Rosemont Hotel 398, LP, and 195,589 of the 383,508 shares owned directly or indirectly by Urban 2000 Corp., of which Mr. Torchia is the majority shareholder, sole director, president and treasurer. In addition, Mr. Torchia may be deemed the beneficial owner of the remaining 187,919 shares owned by Urban 2000 Corp. Mr. Torchia disclaims beneficial ownership of these 187,919 shares.
(2) Consists of 600 shares indirectly owned through Urban Defined Benefit Plan, 150,000 shares issuable upon the exercise of options held by Mr. D'Onofrio and 187,919 of the 383,508 shares owned directly or indirectly by Urban 2000 Corp., of which Mr. D'Onofrio owns 49% and is the Secretary. In addition, Mr. D'Onofrio may be deemed the beneficial owner of the remaining 195,589 shares owned by Urban 2000 Corp. Mr. D'Onofrio disclaims beneficial ownership of these 195,589 shares.
(3) Consists of 88,100 shares held in IRA accounts for the benefit of Mr. Fell, 200,670 shares indirectly owned through the KF, Inc. Profit Sharing Plan, 199,430 shares indirectly owned through the Kenneth M. Fell Trust, of which Mr. Fell is trustee, and 2,500 shares held in an IRA account for the benefit of Mr. Fell's wife, Margaret A. Fell. Mr. Fell disclaims beneficial ownership of the 2,500 shares held in his wife's IRA account.
(4) Consists of 90,000 shares owned by The Benenson Capital Company, of which Mr. Benenson is General Manager and a majority owner. Mr. Benenson disclaims beneficial ownership of 13,500 of the shares owned by The Benenson Capital Company.

     A list of transactions by the members of the Committee and our nominees in the past two years is attached to this proxy statement as Exhibit A.

                             YOUR VOTE IS IMPORTANT

     To vote for our nominees, you must submit the enclosed GREEN proxy card and must NOT submit the company's proxy card, even if you wish to vote for any of the company's nominees. We urge you NOT to sign any proxy card sent to you by the company. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE ANNUAL MEETING.

                                  * IMPORTANT *

     If your shares are held in the name of a brokerage firm, bank or nominee, only they can vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and give instructions for such shares to be voted.

     If you have any questions or need assistance in voting your shares, please call Kenneth Fell at (312)382-1984.

                        ELIGIBLE SHARES AND VOTE REQUIRED

     Only holders of common stock of record on the record date will be entitled to vote at the annual meeting. If you owned shares of AHI's common stock on the record date we urge you to submit a proxy even if your shares have been sold after the record date. A majority of shares of common stock outstanding as of the close of business on July 1, 2002 must be present in person or by proxy for AHI to hold the annual meeting and transact business. This is referred to as a "quorum." Both abstentions and broker non-votes are counted as present for the purpose of determining a quorum.

     You may execute a green proxy card even if you have previously executed a white proxy card or any other proxy card.

     A "broker non-vote" occurs when a record owner of stock, such as a broker-dealer, does not vote on a particular proposal because it has not received instructions from the beneficial owner of the stock. Broker-dealers are generally allowed to vote for some proposals but not others in the absence of instructions from the beneficial owner.

     According to AHI's proxy statement, AHI had 4,958,056 shares of common stock outstanding on the record date. Each share of common stock entitles its owner to one vote. For information concerning voting procedures at the annual meeting, see "VOTING AND PROXY PROCEDURES."

     Each nominee for election as a director requires a plurality of the votes cast in order to be elected. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be elected at the annual meeting. Except for proposals relating to the election of directors, shareholder approval of any proposal at the annual meeting occurs if the votes cast in favor of the proposal exceed the votes cast against the proposal. In the election of directors, an abstention or broker non-vote will have no effect on the outcome. In the case of any other proposal, abstention from voting will have the practical effect of voting against the proposal.

     Broker non-votes will be included in determining the presence of a quorum at the annual meeting but will have no effect on the outcome of any proposals, other than to reduce the number of "FOR" votes necessary to approve these proposals.

                                  SOLICITATION

     Proxies may be solicited in person, by mail, advertisement, telephone, facsimile, e-mail or similar means. Solicitation may be made by the individual members of The Committee to Enhance Shareholder Value, our nominees and agents, employees or affiliates of the committee members or nominees, none of whom none of whom will receive additional compensation for such solicitation. Proxies will be solicited from individuals, brokers, banks, bank nominees and other institutional holders. We may request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. We will reimburse these record holders for their reasonable out-of-pocket expenses.

     The entire expense of preparing, assembling, printing, and mailing this Proxy Statement and related materials and the cost of soliciting proxies will be borne by us. Although we cannot make a precise estimate at this time, we currently estimate that the total expenditures we will incur relating to the proxy solicitation will be approximately $30,000, of which $7,500 has been incurred to date. If our nominees are elected to the board, we intend to seek reimbursement of the costs of this solicitation from AHI.

                         VOTING SECURITIES OUTSTANDING;
                          INFORMATION ABOUT THE COMPANY

     There were 4,958,056 shares of common stock reported outstanding by the company in its Schedule 14A Proxy Statement filed with the SEC on July 10, 2002. Each share of common stock entitles its owner to one vote.

     You should see AHI's proxy statement for information regarding the Company's common stock, the beneficial ownership of company common stock held by AHI directors, nominees, management and 5% shareholders, other information concerning AHI's management and the procedures for submitting proposals for consideration at the next annual meeting of stockholders. We have no independent knowledge as to, and assume no responsibility for, the accuracy of AHI's proxy statement.

                           VOTING AND PROXY PROCEDURES

     For the proxy solicited hereby to be voted, the enclosed GREEN proxy card must be signed, dated and returned to us, c/o Kenneth Fell, in the enclosed envelope in time to be voted at the Annual Meeting. If you wish to vote for our nominees, you must submit the enclosed GREEN proxy card and must NOT submit AHI's proxy card, even if you wish to vote for any of the company nominees. If you have already returned AHI's proxy card to the Company, you have the right to revoke it as to all matters covered by this proxy card and may do so by signing, dating and mailing the enclosed GREEN proxy card after submitting AHI's proxy card. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE ANNUAL MEETING.

     Execution of a GREEN proxy card will not affect your right to attend the annual meeting and to vote in person. Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by:

     . filing with the Secretary of the company a later dated written revocation,

     . submitting a duly executed proxy bearing a later date to the AHI Secretary; or

     . attending and voting at the annual meeting in person. Attendance at the annual meeting will not in and of itself constitute a revocation.

     Shares of common stock represented by a valid, unrevoked GREEN proxy card will be voted as specified. You may vote FOR the election of our nominees or withhold authority to vote for the election of our nominees by marking the proper box on the GREEN proxy card. You may also withhold your vote from our nominees by writing the name of such nominee in the space provided on the GREEN proxy card. In addition, you may withhold authority to vote for one or more additional company nominees by writing the name(s) of the AHI nominee(s) in the space provided on the GREEN proxy card. We refer you to the proxy statement distributed by AHI for the names, background, qualifications and other information concerning AHI's nominees. If no specification is made, your shares will be voted FOR, the election of our nominees and FOR the election of Michael P. Holtz, Russell J. Cerqua, Salomon J. Dayan, Thomas J. Romano and Gerald T. LaFlamme. Messrs. Holtz, Cerqua, Dayan, Romano and LaFlamme are nominees of AHI.

         Except as set forth in this proxy statement, we are not aware of any other matter to be considered at the annual meeting. However, if we learn of any other proposals made at a reasonable time before the annual meeting, we will either supplement this proxy statement and provide an opportunity to stockholders to vote by proxy directly on such matter or will not exercise discretionary authority with respect thereto. If other proposals are made thereafter, the person named as proxy on the enclosed GREEN proxy card will vote proxies solicited hereby in his discretion.

         If your shares are held in the name of a brokerage firm, bank or nominee, only they can vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute on your behalf the GREEN proxy card.

         Only holders of record of common stock on the record date will be entitled to vote at the annual meeting. If you are a stockholder of record on the record date, you will retain the voting rights in connection with the Annual Meeting even if you sell your shares after the record date. Accordingly, it is important that you vote the shares of common stock held by you on the record date, or grant a proxy to vote these shares on the GREEN proxy card, even if you sell such shares after this date.

         We believe that it is in your best interest to elect our nominees. WE STRONGLY RECOMMEND A VOTE FOR OUR NOMINEES.

                                    EXHIBIT A

         The following is a summary of all transactions in AHI Securities by members of the Committee to Enhance Shareholder Value, or our director nominees, over the last two years.

Steven J. Belmonte

Date                         Number of Shares*          Average Price
----                         -----------------          -------------

6/04/02                            9,200                    $3.51

Charles B. Benenson

None.

Richard A. D'Onofrio

Date                         Number of Shares*          Average Price
----                         -----------------          -------------

4/05/02                             100                     $2.85
4/19/02                             500                     $3.03



Kenneth M. Fell

Date                         Number of Shares*          Average Price
----                         -----------------          -------------

7/05/00                            1,570                   $3.68
7/11/00                            3,500                    3.44
7/14/00                             (613)                   3.38
7/17/00                            1,100                    3.50
7/21/00                            1,500                    3.50
7/21/00                           10,000                    3.63
7/21/00                            5,000                    3.75
7/25/00                            5,800                    3.49
7/26/00                           10,000                    3.50
7/31/00                            1,000                    3.50
8/15/00                           (2,400)                   3.45
8/16/00                             (400)                   3.41
8/16/00                              900                    3.31
8/18/00                           (3,500)                   4.07
8/21/00                           (2,100)                   3.68
8/21/00                              100                    3.31
8/22/00                              200                    3.31

Date                          Number of Shares*               Average Price
----                          -----------------               -------------

9/06/00                             1,100                         3.31
9/07/00                              (200)                        3.28
9/12/00                             1,000                         3.19
9/14/00                              (400)                        3.19
9/14/00                             9,100                         3.46
9/14/00                             2,200                         3.50
9/18/00                              (500)                        3.19
9/19/00                             1,500                         3.09
9/19/00                            (3,000)                        3.13
9/19/00                            (1,100)                        3.19
9/22/00                              (200)                        3.38
9/22/00                             2,400                         3.56
9/22/00                            12,300                         3.60
9/26/00                             3,600                         3.33
9/27/00                             2,000                         3.50
9/28/00                             1,000                         3.50
9/29/00                             1,000                         3.50
10/12/00                              100                         3.19
10/12/00                             (100)                        3.13
10/13/00                              500                         3.19
10/13/00                             (500)                        3.28
10/16/00                           (1,000)                        3.50
10/19/00                            2,000                         3.31
10/20/00                            9,100                         3.62
10/20/00                            1,300                         3.70
10/23/00                              200                         3.50
10/24/00                            2,400                         3.50
10/27/00                            2,400                         3.68
10/27/00                            3,000                         3.75
10/30/00                              500                         3.68
10/31/00                            1,900                         3.60
11/01/00                            7,000                         3.70
11/03/00                           10,000                         3.75
11/03/00                              500                         3.88
11/03/00                           15,000                         3.75
11/03/00                           12,000                         3.75
11/06/00                            5,000                         3.44
11/20/00                             (300)                        3.52
11/21/00                            4,000                         3.46
11/21/00                            4,500                         3.48
11/22/00                            1,000                         3.25
11/29/00                            2,000                         3.31
11/29/00                           (5,100)                        3.22
12/07/00                              800                         2.75

Date                            Number of Shares*            Average Price
----                            -----------------            -------------

12/08/00                              6,100                      2.75
12/15/00                              1,000                      2.75
12/18/00                              2,000                      2.75
12/20/00                              4,000                      2.56
12/29/00                              5,800                      2.77
12/29/00                             (5,800)                     2.47
12/29/00                              4,800                      2.90
12/29/00                                500                      3.13
01/16/01                              1,880                      2.94
03/05/01                              1,000                      3.38
03/06/01                                600                      3.38
03/09/01                                400                      3.57
04/19/01                              1,000                      3.40
05/25/01                             (7,000)                     3.66
06/25/01                                300                      3.65
08/03/01                               (300)                     3.20
09/19/01                                500                      2.68
09/26/01                                700                      2.64
09/26/01                               (600)                     2.60
09/27/01                                500                      3.05
09/27/01                              2,000                      2.98
09/27/01                             (2,600)                     3.10
09/27/01                                500                      3.15
09/28/01                              2,000                      3.29
09/28/01                             (2,000)                     3.30
10/02/01                                200                      3.15
10/05/01                                800                      3.15
10/08/01                                300                      3.20
10/09/01                             (1,000)                     3.30
10/10/01                               (500)                     3.25
10/11/01                                300                      3.41
10/12/01                               (100)                     3.01
10/12/01                               (600)                     2/75
12/14/01                              2,000                      2.15
01/02/02                              2,500                      2.05
04/08/02                             (4,900)                     3.00
04/09/02                              1,000                      2.92
04/10/02                              1,000                      3.02
04/10/02                             (2,000)                     3.00
04/19/02                              1,000                      3.03
04/20/02                              1,000                      3.03
04/30/02                                200                      3.15

H. Andrew Torchia

Date                   Number of Shares*                        Average Price
----                   -----------------                        -------------
1/15/02                      1,000                                  $2.15
3/8/02                       1,500                                   2.31
3/22/02                      1,000                                   2.90
4/5/02                       1,900                                   2.85
4/19/02                      9,500                                   3.03


*Total for each day may reflect multiple transactions, both purchases and sales. A net sale for a particular day is indicated with parentheses around the net number of shares sold.

                                      PROXY
                           ARLINGTON HOSPITALITY, INC.
                         ANNUAL MEETING OF SHAREHOLDERS

                    THIS PROXY IS SOLICITED BY THE COMMITTEE
                          TO ENHANCE SHAREHOLDER VALUE

       The undersigned hereby appoints Steven J. Belmonte and Kenneth M. Fell, and each of them, as proxies, with full power of substitution, to vote the stock of Arlington Hospitality, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on August 15, 2002 at 9:30 a.m. local time, or at any adjournment or postponement thereof, upon the matters set forth in The Committee to Enhance Shareholder Value's Proxy Statement and upon such other matters as may properly come before the meeting, and revokes any previous proxies with respect to the matters covered by this proxy. The Committee to Enhance Shareholder Value recommends and, unless instructed otherwise, intends to vote the shares represented by this proxy, in favor of our nominees and those nominees of Arlington Hospitality, Inc. listed below.

       Please complete, sign and date the reverse side of this proxy card and return it in the enclosed envelope.

1.     ELECTION OF DIRECTORS

       A. THE COMMITTEE TO ENHANCE SHAREHOLDER VALUE NOMINEES -- ELECTION OF STEVEN J. BELMONTE AND KENNETH M. FELL.

[ ] FOR BOTH    [ ] WITHHOLD AUTHORITY TO        [ ]  WITHHOLD VOTE FOR
    NOMINEES        VOTE FOR BOTH NOMINEES            THE FOLLOWING NOMINEE:

                                                     ___________________________


       B.     ARLINGTON HOSPITALITY, INC. NOMINEES.

       The Committee to Enhance Shareholder Value intends to vote this proxy for Michael P. Holtz, Russell J. Cerqua, Salomon J. Dayan, Thomas J. Romano and Gerald T. LaFlamme, who have been nominated by Arlington Hospitality, Inc. to serve as directors. You may withhold authority to vote for one or more Arlington Hospitality, Inc. nominees, by writing the name(s) of the nominee(s) below. You should refer to the proxy statement and form of proxy distributed by Arlington Hospitality, Inc. for the names, background, qualification and other information concerning Arlington Hospitality, Inc.'s nominees.

       There is no assurance that any of Arlington Hospitality, Inc.'s nominees will serve as directors if The Committee to Enhance Shareholder Value's nominee, Messrs. Belmonte and Fell are elected to the Board.

       The Arlington Hospitality, Inc. nominees with respect to whom The Committee to Enhance Shareholder Value is NOT seeking authority to vote for, and WILL NOT exercise any such authority, are Jon K. Haahr and Reno J. Bernando.

Write in below the name(s) of any additional Arlington Hospitality, Inc. nominee(s) for whom authority to vote is withheld:

__________________________________     _________________________________________

__________________________________     _________________________________________

__________________________________

2.     OTHER MATTERS

In their discretion, the proxies are authorized to vote upon such other business as may properly be presented to the meeting or any adjournment, postponement or rescheduling thereof, and is unknown to the proxies and their representatives a reasonable time before the commencement of the solicitation of proxies.

Dated:

_______________________                    _____________________________________
                                           Signature

NOTE: Please sign as name appears on Company records. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

[ ] PLEASE PLACE AN "X" HERE IF YOU PLAN TO ATTEND THE MEETING AND VOTE YOUR SHARES.